NEWS RELEASE

GOLDEN QUEEN REPORTS FINANCIAL RESULTS
FOR THE FIRST QUARTER OF 2015

May 11, 2015 - Golden Queen Mining Co. Ltd. (TSX:GQM; OTCQX:GQMNF) (the “Company” or “Golden Queen”) is pleased to announce its financial results for the first quarter ended March 31, 2015. The financial results are filed on Form 10-Q with the U.S. Securities and Exchange Commission, and will also be available on the Company's website at www.goldenqueen.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars and reflect 100% of the financial results of Golden Queen Mining Company, LLC (“GQM LLC”), the Company’s 50%-owned subsidiary that owns the Soledad Mountain Project (the “Project”), unless otherwise stated.

First Quarter 2015 Highlights

  Golden Queen’s consolidated and non-consolidated cash positions were $64.5 million and $4.6 million, respectively, as at March 31, 2015;
  The workshop-warehouse was fully equipped with the necessary lubrication equipment, compressor, workbenches and a waste oil storage tank in February. Work on four (4) offices constructed on the floor above the warehouse was completed in March;
  The Hilfiker wall, a key component of the crushing-screening plant, was completed in February;
  The construction of the assay laboratory was completed in March and the laboratory equipment was purchased and is being installed;
  Preparation of the Phase 1, Stage 1 heap leach pad was initiated in early 2015 and site grading was completed in March;
  Basic construction of the pump box was completed in March;
  Construction of the site-wide power distribution system and water supply infrastructure is well under- way;
  Pre-production mining commenced in late March 2015; and,
  The Company announced a change in its mineral resource and mineral reserve estimates, and filed an updated feasibility study and NI 43-101 Technical Report with the regulatory authorities on February 27, 2015.

Financial Highlights

The Company recorded an attributable net and comprehensive loss of $1,436,187 (or $0.01 loss per basic share) during the three (3) months ended March 31, 2015 as compared to net and comprehensive loss of $7,494,638 (or $0.08 loss per basic share) during the same period of 2014. The difference between the three (3) months ended March 31, 2015 and 2014 is mainly due to the significant increase in the derivative liability recorded during the first quarter of 2014. These derivative liability changes are non-cash items.

The Company had, on a consolidated basis, $131.5 million in assets, including $69.1 million in cash, and a working capital balance of $41.5 million as at March 31, 2015, compared with $129.5 million in assets, including $91.4 million in cash, and a working capital balance of $65.1 million as at December 31, 2014.

The Company incurred capitalized development costs of $24.2 million during the first quarter of 2015, compared to $3.5 million during the same period in 2014. Construction costs included $5.2 million in costs related to the crushing-screening plant (including $1.0 million for the high-pressure grinding roll or HPGR), $3.5 million in costs related to the purchase of mobile mining equipment, $3.1 million in costs related to the construction of the Phase 1, Stage 1 heap leach pad, $2.7 million in costs related to the construction of the conveying and stacking system and $2.5 million in costs related to the Merrill-Crowe plant and solution management. The Company also capitalized $0.7 million in interest cost. The results for the quarter ended on March 31, 2015 are summarized in the table below:

Financial position as at:	March 31, 2015	December 31, 2014
Select Items - On a consolidated basis *	$	$
Cash	69,083,604	91,407,644
Mineral property interests	61,353,090	37,138,134
Total assets	131,526,047	129,517,335
Working capital	41,488,586	65,110,327
Current liabilities	27,887,261	26,464,078
Long term liabilities	3,471,429	1,314,435
Redeemable portion of non-controlling interest – Temporary equity	22,718,963	22,833,645
Non-controlling interest – Shareholders’ equity	34,078,444	34,250,468
Shareholders’ equity attributable to Golden Queen	43,369,950	44,654,709
Shareholders’ equity	77,448,394	78,905,177
Results for the quarter ended on:	March 31, 2015	March 31, 2014
Item	$	$
Net income (loss) and comprehensive income (loss) attributable to the Company	(1,436,187)	(7,494,638)
Basic income (loss) per share attributable to the Company	(0.01)	(0.08)
Diluted income (loss) per share attributable to the Company	(0.01)	(0.08)

*These consolidated results include the accounts of Golden Queen, Golden Queen Mining Canada Ltd, Golden Queen Mining Holdings Inc. and GQM LLC. GQM LLC meets the definition of a Variable Interest Entity. Golden Queen has determined that it is the member of the related party group that is most closely associated with GQM LLC and, as a result, is the primary beneficiary who consolidates GQM LLC. Golden Queen’s economic interest in GQM LLC is 50%.

Shareholders are reminded that the Company currently has no revenues as its Project is not yet in production.

Drill Program Update

The Company has completed an infill drill program within the first two (2) phases of mining, which was announced in a news release dated March 16, 2015. Drilling started on February 9 and 4,400m of reverse-circulation drilling has been completed. A total of 3,334 samples have been delivered to a laboratory in Reno, Nevada. The Company expects that all assay data will be received by May 15th. The main objective of the drill program was to enhance GQM LLC’s understanding of the North-West Pit and Main Pit Phase 1 mineralization.

The Company will provide an update when all assays have been received and the analysis and interpretation of the results has been completed.

Construction Update

Construction continued on site and proceeded smoothly with no incidents to report during the first quarter of 2015. Construction is proceeding on time and within budget. Recent developments include:

  Drilling of backup production water well PW-4 expected to start in mid-May. Delivery of five (5) water storage tanks is expected in late May and early June;
  The equipment for the overland conveyor and other conveyors has been delivered and our contractor is in the process of erecting the conveyors;
  The Merrill-Crowe plant equipment has been ordered and the supporting steel is being fabricated in Mexico. The building is on order, the excavation of the footings was completed in April and the construction of the footings will be completed in late May;
  The earthmoving phase of the Phase 1, Stage 1 heap-leach pad, the events pond and the solution conveying channel has been completed. A sub-contractor to our prime contractor has mobilized a portable crushing-screening plant to site and over-liner material is being crushed and stockpiled;
  Construction of footings in the primary and secondary crusher sections of the crushing-screening plant has essentially been completed. Structural steel and equipment for the primary crusher section will be delivered by mid-May;
  The primary mobile mining equipment, two (2) rubber-tired loaders and four (4) 100 ton haulage trucks, have been delivered and assembled on site; and
  The commissioning of the processing facilities is expected to start in late 2015.

About Golden Queen Mining Co. Ltd:

The Company is developing a gold-silver, open pit, heap leach operation on its fully-permitted 50%-owned Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California. The Project will use conventional open pit mining methods and the cyanide heap leach and Merrill-Crowe processes to recover gold and silver from crushed, agglomerated ore.

Technical information in this news release was approved by H. Lutz Klingmann, President & CEO, and a Qualified Person as defined under NI 43-101.

For further information regarding this news release please contact:
Lutz Klingmann, President & CEO
Telephone: (778) 373-1557
Email: lklingmann@goldenqueen.com

Caution With Respect To Forward-looking Statements: The information in this news release includes certain "forward-looking statements". All statements in this news release, other than statements of historical fact, including, without limitation, plans for and intentions with respect to budgets, capital requirements, construction, hiring, infrastructure development, and other development activities on the Project; expectations related to management and operation of GQM LLC and future mining operations on the Project, are forward-looking statements. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from statements in this news release regarding our intentions include, without limitation, risks and uncertainties regarding: the ability of the Company to maintain its current interest in the Project by funding additional capital requirements; failure to fund the Company's required capital contribution to GQM LLC in accordance with the joint venture agreement and related dilution in GQM LLC and potential change in accounting policy; the development and operation of the Project, including additional capital requirements for the Project, accidents, equipment breakdowns and non-compliance with environmental and permit requirements. Other risks and uncertainties include risks related to fluctuations in gold and silver prices; changes in planned work resulting from logistical, technical or other factors; that results of operations on the Project will not meet projected expectations due to any combination of technical, operational or market factors; uncertainties involved in the interpretation of technical data and the estimation of gold and silver resources and reserves; and other risks and uncertainties disclosed in the section entitled "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2014 and filed on March 16, 2015. Investors are cautioned that forward-looking statements are not guarantees of future performance and, accordingly, investors should not put undue reliance on forward-looking statements. Any forward-looking statement made by us in this news release is based only on information currently available to us and speaks only as of the date on which it is made.

Cautionary note to U.S. investors: This news release uses the terms “mineral resource” and “mineral reserve”, which are terms recognized and required by Canadian regulations. The U.S. Securities and Exchange Commission (“SEC”) does not recognize the term “mineral resource” and this term does not comply with SEC Guide 7 requirements. Investors are cautioned not to assume that any part or all of a mineral resource will be converted into reserves. In addition “mineral reserves” under Canadian regulations may not qualify as “reserves” under SEC Industry Guide 7 standards. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information presented by companies using only U.S. standards in their public disclosure.